Suite 900- 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com
Shares Listed: Toronto Stock Exchange – Ticker Symbol – ARZ American Stock Exchange – Ticker Symbol – AZK U.S. Registration: (File #0-22672) Form 20-F News Release Issue No. 17 – 2005

JULY 21, 2005
FOR IMMEDIATE RELEASE

FIVE DRILLS ACTIVELY EXPLORING CASA BERARDI WHILE CONSTRUCTION CONTINUES

Aurizon Mines Ltd. is pleased to update its activities on its Casa Berardi Project in north-western Quebec, which it continues to concurrently develop and explore.

Financing Developments

Aurizon has completed an internal updated feasibility study, which takes into account the high-grade lower portion of Zone 113, below the 700 metre level.  The objective of the updated feasibility, which augments the original feasibility study completed in January 2005, is to strengthen the project by means of a larger reserve base, optimized mine plan, lower unit costs and increased annual gold production.  Discussions to procure a project debt facility are progressing well and the terms of the proposed facility will take into account the results of this new updated feasibility study.  Aurizon has engaged Roscoe Postle Associates Inc. (“RPA”) to validate the updated feasibility study and produce an independent technical report, in accordance with National Instrument 43-101, by the end of the third quarter 2005.  RPA is an independent firm of Geological and Mining Consultants that has been providing consulting services to the mining industry, including banks and financing institutions lending to the mining industry, for over twenty years.

Pre-production Work Advances

Surface construction at the location of the proposed West Mine shaft is progressing rapidly.  New hoist, electrical and compressor rooms are complete, as is the mechanical installation of the production hoist.  The erection of the headframe, along with the construction of ore and waste bins, are well advanced and are expected to be completed in September, 2005.  Mill modification and refurbishing are planned to start in August, 2005.  Construction is on schedule and on budget.

View of Headframe, Ore and Waste Bin Construction

Dumas Contracting has been awarded the contracts for shaft sinking and underground development.  Detailed engineering of the shaft construction is progressing on schedule.  Shaft slashing and sinking is expected to commence in early September, 2005 and take 12 months to complete.  Underground development is also progressing, with the objective of having three months of production in inventory for start-up by late 2006.

July 21, 2005
Five Drills Actively Exploring Casa Berardi While Construction Continues

Mill Facilities at Casa Berardi

Surface Exploration and Underground Drilling

Two diamond drills have been actively delineating a new vein system, west of the West Mine, which was discovered earlier this year.  The results will be released when all assays are received. Surface diamond drilling in the area of Zone 140, where new mineralization was discovered last year, will take place later this year.  The Casa Berardi Property is more than 50 square miles in area, and contains a number of areas of interest that will be followed up as part of an ongoing systematic exploration program.

Three diamond drills are currently active underground.  Two drills are testing the extension of the high grade portion of Zone 113 at depth and to the west and to the east.  The third drill is delineating the Inferred Resources contained in Zones 118-120, discovered in 2003 from surface drilling.

Aurizon is a Canadian-based gold development and exploration company, with activities in the Abitibi region of northwestern Quebec, one of the world’s most prolific gold and base metal regions.  Aurizon owns one hundred percent (100%) of the Casa Berardi property, where a positive, first phase, feasibility study was completed in January, 2005.  Casa Berardi is accessible by road, has mining permits in place, excellent surface and underground infrastructure and is on the Hydro Quebec power grid.  Pre-production surface construction and underground development is currently underway.  Operations at the Project are anticipated to commence in late 2006.

Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.

For further information, contact David P. Hall, President or Patrick D. Soares, Manager, Investor Relations at
Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”, including, but not limited to, statements regarding the Company’s expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates. Forward-looking statements express, as at the date of this report, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon’s Annual Report on Form 20-F filed as an alternative form of AIF with the Securities Commissions of the provinces of British Columbia, Ontario and Quebec, with the United States Securities and Exchange Commission, and with the Toronto Stock Exchange.

Cautionary Note to US Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release such as "mineral resources" and "undiluted inferred resources" that the SEC guidelines strictly prohibit us from including in our Form 20-F, File No. 0-22672 available from us at Suite 900, 510 Burrard Street, Vancouver, B.C. Canada V6C 3A8. You can also obtain this form from the SEC by calling in 1-800-SEC-0330 or visit Aurizon's page on SEDAR, where all of the Company's public documents are filed, including the Form 20-F (reference Annual Information Form).

Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources - This news release uses the terms "measured" and "indicated” resources. We advise U.S. Investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

Cautionary Note to U.S. Investors concerning estimates of Inferred Resources - This news release uses the term "inferred” resources. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it.  "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or prefeasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.